Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the registration statement on Form F-3 (File No. 333-276538) of Prenetics Global Limited our report dated May 1, 2023, with respect to the consolidated financial statements of Prenetics Global Limited, and to the reference to our firm under the heading “Experts” in the prospectus. /s/ KPMG Hong Kong, China February 2, 2024

Consent of Independent Auditors We consent to the incorporation by reference in the registration statement on Form F-3 (File No. 333-276538) of Prenetics Global Limited our report dated May 1, 2023, with respect to the consolidated financial statements of ACT Genomics Holdings Company Limited. /s/ KPMG Hong Kong, China February 2, 2024